Exhibit 10.39

Portions of this exhibit, indicated by [***], have been omitted in accordance with Item 601(b)(10) (iv) of Regulation S-K. The omitted information is (i) not material and (ii) treated by the Registrant as private or confidential.

Portions of this exhibit have been omitted in accordance with Item 601(a)(5) of Regulation S-K.

The Registrant undertakes to furnish a copy of all omitted information, schedules, and exhibits to the U.S. Securities and Exchange Commission upon its request.

MASTER SERVICES AGREEMENT

THIS MASTER SERVICES AGREEMENT (this “MSA”) is effective as of August 4, 2023 (“Effective Date”) between Fisher Clinical Services Inc., part of Thermo Fisher Scientific with offices located at 7554 Schantz Road, Allentown, PA 18106, United States (“Patheon”) and Remix Therapeutics Inc., with offices located at 400 Technology Square, Cambridge, Massachusetts 02139, United States (“Client”).  Patheon and Client may be referred to in this MSA separately as a “Party” or together as the “Parties”.

Background

Client is engaged in the development, manufacture, distribution, or sale of developmental pharmaceutical products. Patheon is engaged in the business of providing development services within the pharmaceutical, biotech, life sciences and research industries.

Client may wish to retain Patheon to perform services in connection with certain projects Client is conducting, in which case the terms and conditions for each project will be set forth in a Project Agreement to be issued under this MSA.  Project Agreements will incorporate and be governed by this MSA.

Patheon is willing to provide these services to Client in accordance with the terms and conditions of this MSA and the associated Project Agreement.

NOW, THEREFORE, for good and valuable consideration contained in this MSA, the exchange, receipt and sufficiency of which are acknowledged, the Parties agree as follows:

1.	DEFINITIONS:

The defined terms used throughout this MSA will have the meanings as set forth in the DEFINITIONS APPENDIX.  Any terms defined elsewhere in this MSA or associated Project Agreement will be given equal weight and importance as though they were set forth in the DEFINITIONS APPENDIX.

2.	SCOPE:

2.1
Patheon hereby agrees to provide to, or procure for, Client, the Services identified in writing  in each instance and in each Project Agreement.  For the purposes of this MSA, Services shall exclusively mean Clinical Trial Services.

2.2
The terms and conditions contained in the body of this MSA will apply to each Project Agreement. In case of any conflicts between the terms and conditions contained in the body of this MSA and a Project Agreement, this MSA shall control unless specifically the Project Agreement specifically acknowledges the conflict and expressly states that the conflicting term or provision found in the Project agreement controls for that Project Agreement only.

2.3
The supplemental terms and conditions contained in the Development Schedule to this MSA will apply to Services for investigational products up to and including completion of process validation (“Development Services”).

2.4	Reserved

2.5
The Parties may enter into a Quality Agreement.  If incorporated in a Project Agreement by reference, the terms of this MSA as incorporated in the Project Agreement will control if any conflict occurs between the terms and provisions of this MSA and the Quality Agreement except with respect to quality related matters.

3.	SERVICES:

3.1
Patheon will perform the Services as set out in the applicable Project Agreement in compliance with the applicable Performance Standards.  Client acknowledges that the Services may include non-cGMP activities as specified in further detail in the Project Agreement.

3.2
Price Assumptions. Client agrees that the Price set out in the Project Agreement are estimates and based upon the assumptions contained therein and may require adjustment by Patheon in a written change to the applicable Project Agreement if those assumptions are incorrect or changed.  Changes to the Project Agreement must be agreed in writing and must include any changes to the Price, scope and estimated timing of the performance of the Services.

3.3
Commencement of Services and all estimated timelines are dependent on Patheon having timely received the appropriate undisputed payments in accordance with the Project Agreement and the necessary Client approvals, consents, information and Materials. Client will be solely responsible for any delays due to Client’s failure to provide necessary approvals, consents, information or Materials within the specified time frame.

4.	COMPENSATION:

4.1	Payment Terms.

(a)
Patheon will invoice, and Client will pay Patheon for the Services as set out in the Project Agreement, including any applicable advance payments, non-refundable fees to reserve slots or capacity, costs for any Materials and associated handling fees, each as specified therein.

(b)	Reserved.

(c)
Each Patheon invoice will be due and payable on or before [***]of the date of the receipt of the electronic invoice.  If any portion of an invoice is disputed in good faith, Client will pay Patheon the undisputed amount and the Parties will use good faith efforts to resolve the disputed amount as soon as practicable.  If the disputed amount of an invoice is not resolved on or before [***] of the invoice date, the Parties will escalate to senior management. Interest on undisputed, past due amounts will accrue at a rate of [***].

(d)
Upon [***] prior written notice to Client, Patheon may suspend all Services until all undisputed outstanding amounts have been paid in full, and Patheon will have no liability to Client if this suspension results in delayed performance of any Services, cancellation or rescheduling of any manufacturing slots, or obsolescence of any Materials, however, if discontinuance will have a patient impact, the Parties will escalate to senior management for agreement on continuation.

4.2	Currency. All monetary amounts will be invoiced and paid in US Dollars ($) or the currency as set forth in the Project Agreement.

4.3
Price Adjustments.  The Price set out in the Project Agreement is based on the then-current costs for labour, materials, commodities, energy, foreign exchange rates, and complying with Applicable Laws.  Patheon may adjust the Price as follows:

(a)
Annual Adjustments: Annual adjustments may be made once per calendar year with [***] written notice based the proportionate increase in Materials, for the remainder of the Price, the greater of: (i) [***]; or (ii) the average increase in the applicable inflation index of the Facility’s location since the last Price adjustment.

(b)
Extraordinary Adjustments: In addition to the Annual Adjustments, Patheon may adjust the Price at any point with [***] written notice if costs have increased by [***] or more since the last Price adjustment due to conditions outside of Patheon’s reasonable control.

(c)
Currency Fluctuations. If the Parties agree in a Project Agreement to invoice in a currency other than the local currency for the Facility, the Parties will agree on an approach to adjust the Price to account for currency fluctuations.

4.4
Continuous Improvement. The Parties agree to work in good faith and to use commercially reasonable efforts to improve manufacturing efficiency and to optimize costs for Services where appropriate.  The Parties agree to meet as reasonably agreed to review potential process improvement opportunities. The Parties will mutually agree on the potential benefits and responsibilities in good faith.

4.5	Taxes.

(a)	VAT.

(i)
Fees for Services and any other payments due to Patheon under a Project Agreement are exclusive of value added taxes (“VAT”), turnover taxes, sales taxes or similar taxes, including any related interest and penalties (together, “Transaction Tax”), would be added to the invoice amount and reimbursed to Patheon by Client.

(ii)
Patheon will use commercially reasonable efforts to ensure that its invoices to Client are issued in a way to meet the requirements for deduction of input VAT by Client, if Client is permitted by law to do so.

(iii)	If Patheon is acting as Client’s buying agent, Patheon will always charge to Client the Transaction Tax in the relevant territory in addition to the amount paid by Patheon to the applicable supplier.

(b)
Reference to the Services in this Section also includes any element (or the entirety) of the Services characterized as a supply of goods by Patheon, its Third-Party Subcontractors or any tax authority for Transaction Tax purposes.

(c)
Duties.  Client will bear the cost of all duties, levies, tariffs and similar charges (and any related interest and penalties) (together, “Duties”) however designated, arising from the performance of the Services, including those imposed as a result of shipments to, from or between Patheon Facilities.  If these Duties are incurred by Patheon, then Patheon will be entitled to invoice Client for these Duties at the time that they are incurred.

(d)	Withholding Tax.

(i)
Where any sum due to be paid to Patheon hereunder is subject to any withholding or similar tax, Client will pay the withholding or similar tax to the appropriate government authority and deduct the amount then due to Patheon, in a timely manner and promptly transmit to Patheon an official certificate or other evidence of the withholding sufficient to enable Patheon to claim payment of these taxes.  The Parties agree to cooperate with one another and use reasonable efforts to reduce or eliminate or enable the recovery of any tax withholding or similar obligations for royalties, milestone payments, and other payments made by Client to Patheon under a Project Agreement.

(ii)	Patheon will provide Client with any tax forms that may be reasonably necessary for Client not to withhold tax or to withhold tax at a reduced rate under an applicable bilateral income tax treaty.

(iii)
Each Party will provide the other with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding taxes, or similar obligations resulting from payments made under a Project Agreement, any recovery to be for the benefit of the Party bearing the withholding tax.

5.	SUPPLY OF MATERIALS:

5.1	Patheon will source the Patheon-Supplied Materials as set forth under the terms of the applicable Project Agreement.

5.2
Client-Supplied Materials.  Client will, at its expense, supply Patheon with enough Client-Supplied Materials for Patheon to perform the Services.  All shipments of Client-Supplied Materials from Client or Client’s supplier to Patheon will be made [***].  All shipments of Client-Supplied Materials will be accompanied by the required documentation (including, certificates of analysis from the manufacturer and safety data sheet).

5.3
Client is responsible for vendor qualification of Client-Supplied Materials to be used for cGMP purposes and for providing upon request a certificate of compliance consistent with the requirements of cGMP, Applicable Laws and any applicable Quality Agreement between the Parties.  If Client wishes Patheon to use a specific vendor for Materials, testing, or other services and this vendor is not an approved vendor currently used by Patheon, it will be Client’s responsibility to audit and approve the vendor.  At Client’s request and for an additional fee, Patheon will audit the vendor on Client’s behalf and provide an audit report to Client. If Client requires Patheon to incorporate any of the results of release testing performed by Client or a third party into a certificate of analysis issued by Patheon in connection with the Services, Patheon will have the right upon reasonable notice and at reasonable times to audit the sites or laboratories conducting the testing as set forth in the Quality Agreement or as required by Applicable Laws.

5.4
Client will pay the full Price for any failed or non-conforming Services that are the result of defects or other non-conformities in Client-Supplied Materials that could not have been discovered by Patheon by reasonable inspection or by using the agreed-upon testing methods (if any).

5.5
If applicable, Patheon and Client will reasonably cooperate to permit the import of Client-Supplied Materials into the country where the Services will be performed.  Client or Client’s broker will be the “Importer of Record” (or equivalent under Applicable Law) for Client-Supplied Materials unless agreed otherwise, and Client is responsible for compliance with Applicable Laws, and the cost of compliance, relating to that role.  Client’s obligation will include obtaining the proper release of Client-Supplied Materials from the applicable customs agency and Regulatory Authority.

5.6
Documentation and data supplied to Patheon by or on behalf of Client (as may be set forth in a Project Agreement) and relating to Client-Supplied Materials will be suitable for use under a Project Agreement, comply with all Applicable Laws (including those relating to the import of these materials), and receive all required governmental and regulatory approvals, including customs approvals from the Regulatory Authority.

5.7
Inspection by Regulatory Authorities.  If Client does not give Patheon the documents requested under this Section or the Quality Agreement within the time specified and if Patheon reasonably believes that Patheon’s standing with a Regulatory Authority may be jeopardized, Patheon may, in its sole discretion, delay or postpone any inspection by the Regulatory Authority until Patheon has reviewed the requested documents and is satisfied with their contents. Client’s breach of this requirement will be considered a material breach of this MSA.

5.8
Client will be responsible for disclosing to Patheon all information available to it regarding health risks which may be involved in performing the Services, using and storing Client-Supplied Materials, excipients, and other components, including, industrial hygiene data, industrial hygiene analytical methods, exposure limitations for workers involved in production, toxicology reports, and other health-related data.

5.9	Reserved.

5.10
Storage of Materials.  Patheon will store Materials in the quantities and for the timeframe reasonably needed to provide the Services at the Facility.  Patheon reserves the right to refuse to store any quantity of Materials more than the amount necessary for the performance of the Services under the applicable Project Agreement at its sole discretion at any time.  If Patheon is unable to provide storage, a Patheon’s Affiliate or qualified third party may be used for storage outside the Facility.  If Client needs storage of larger quantities or for longer time periods, then Client will pay for storage at a Patheon’s Affiliate or third-party storage site.  At all times Client retains title to and will insure all Client-Supplied Materials while at the Facility.  Patheon may request in writing Client’s Instructions to either dispose of or transfer any Remaining Materials, and Section 7.3 will apply if Instructions are not received from Client on or before [***] after the request.

6.	DELIVERY:

6.1
Outbound Delivery/Shipment.  Any outbound delivery by or on behalf of Patheon for Client will be made [***] unless otherwise agreed.    Each shipment will be packaged for transport in accordance with Instructions and the applicable Project Agreement.  Client is responsible for obtaining transportation insurance, if such transportation insurance is wanted by Client, covering the shipment after Patheon delivers the shipment to the carrier.  Client will be Exporter of Record and will obtain any required licenses and authorizations necessary for export or import (unless otherwise agreed in writing) and will otherwise comply with all Applicable Laws and pay any applicable export or import fees, duties and taxes.

6.2
Carrier Management through TTM.  If it is agreed that Patheon will coordinate collection of Material using Patheon’s carriers, as set out in the Project Agreement, including through Patheon’s Total Transportation Management service (“TTM”), the following terms will apply:  Client agrees that Patheon is to coordinate the transport of Materials, and Patheon will do so as an agent of Client and at Client’s sole risk and expense.  In addition to the terms and conditions outlined in this MSA and the Project Agreement, Client agrees to the following:

(a)
Client will pay, to Patheon, all freight charges as referenced in the Project Agreement and Client will be responsible for all final freight charges based on actual shipping characteristics and all charges for services that were not contemplated in the Project Agreement including charges for accessorial services such as detention and demurrage;

(b)	Client approve and accepts Patheon’s selection of transportation mode and carrier;

(c)
Client agrees to grant Patheon the ability to coordinate customs clearance up to, and including, paying duties and taxes on Client’s behalf, and Client agrees that the shipment will be subject to the terms and conditions of the selected carrier’s waybill and that Client’s sole recovery for loss, damage, destruction, or delay will be directly against the underlying carrier, which carrier may limit its liability.  Patheon will not be considered a freight forwarder or carrier in the provision of Services.

6.3
Client Managed Shipping (Client Carrier). If Client elects to provide its own transportation, Client will coordinate collection of Material using its own carrier and (a) Patheon will tender the shipment to Client’s carrier as instructed at the Facility, (b) the shipment will be at Client’s sole risk and expense, and (c) Client will ensure that all costs of shipment are billed directly to Client by Client’s carrier.

6.4	Reserved.

7.	TERM AND TERMINATION:

7.1
This MSA will remain in effect until [***] following the Effective Date (“Initial Term”) and will automatically renew for additional [***] periods (collectively with the Initial Term, the “Term”) unless either Party gives the other Party notice of non-renewal more than [***] before the end of the then existing Term, but the Term will automatically be extended (even if notice of non-renewal has been given) to allow for completion of Services under any active Project Agreement. Client may terminate the Project Agreement by giving [***] notice for any business reason and will be subject to Section  7.3  below.

7.2
Either Party may terminate a Project Agreement on written notice if the other Party is subject to any insolvency event or is in material breach of any part of the Project Agreement and fails to remedy the breach on or before [***], or the time as may be reasonably necessary to remedy the breach, after receiving notice of the breach from the aggrieved Party.

7.3	If a Project Agreement is completed, expires, or is terminated by either Party:

(a)
Patheon will credit any outstanding balances owed to Client and provide Client with a written notice of the amount and location of any Remaining Materials except where any outstanding and undisputed amounts are payable by Client under the Project Agreement and Patheon has terminated the Project Agreement under Section 7.2.

(b)	Client will:

(i)	pay the Price due to Patheon for the Services performed or for Materials procured or committed by non-cancellable order including any handling fees up to the date of completion, expiry or termination;

(ii)	pay all actual costs and expenses, including any applicable handling fees, incurred by Patheon to complete wind-down activities as agreed by the Parties;

(iii)
pay any other undisputed termination costs, non-refundable, and non-cancellable fees and expenses in the Project Agreement including advance payments, Reservation Fees and Cancellation Fees in the applicable Development Schedule except in relation to Reservation Fees or Cancellation Fees where Client has terminated the Project Agreement under Section 7.2;

(iv)	Reserved.

(v)
on or before [***] from the date of the Remaining Materials notice in Section 7.3(a): (A) remove all the Remaining Materials from each Facility identified in the notice; or (B) provide Instructions detailing and directing how and where Patheon should either ship, return or dispose, at a location neither owned nor operated by Patheon, of all the Remaining Materials (together “Disposition”);

(vi)
if Client provides Patheon with Instructions regarding shipment or disposal of Remaining Materials, the shipment or disposal will be provided under a Project Agreement. If this MSA has been terminated or is expired, this MSA will survive and will govern any applicable Project Agreement, including a new Project Agreement, if required, until shipment or destruction is completed; and

(vii)
if Client fails to Disposition Remaining Materials on or before [***], Patheon may, in its sole discretion, dispose of Remaining Materials.  If this occurs, Patheon is hereby authorized to name Client as the generator of any waste generated for and upon the disposal.  Patheon will retain all statutory and common law rights regarding the disposal, and Client hereby waives its right to assert and agrees to defend and indemnify Patheon from, any cause of action or claim arising from any removal by Client or Disposition by Patheon of any Remaining Material.  Patheon will invoice Client and Client agrees to pay reasonable fees and expenses associated with Patheon’s disposal of the Remaining Materials.

8.	CONFIDENTIALITY:

The confidentiality agreement entered between the Parties effective as of [***] as amended (“Confidentiality Agreement”) will apply to all confidential information about the Parties and the Services discussed, quoted, or conducted under this MSA and the Confidentiality Agreement is incorporated herein by reference.  If the period of disclosure or term set forth in the Confidentiality Agreement expires or terminates before the expiration or termination of this MSA, then the terms and conditions of the Confidentiality Agreement will nonetheless continue to govern the Parties’ obligations of confidentiality for the term of the applicable Project Agreement and for seven years thereafter. For the purposes of this MSA “Confidential Information” will have the same definition as defined in the Confidentiality Agreement. The definition of Representatives in the Confidentiality Agreement shall be expanded to include current and potential investors.

9.	INTELLECTUAL PROPERTY:

9.1	Defined terms:

“Arising Client Intellectual Property” means all Intellectual Property generated by Patheon or its Third-Party Subcontractors as a consequence of performing the Services that is specific to, (i) Clinical Trial Drug Product or Client’s Confidential Information, (ii) any other deliverable set out in the Project Agreement that is the subject of the Services (together, the “Deliverables”).

“Intellectual Property” includes patents, patent applications, formulae, trademarks, trademark applications, trade-names, trade secrets, processes, methods, technology, software (including code), means, inventions, copyright, industrial designs, data, and know-how.

“Patheon Background IP” means Intellectual Property developed, owned, or licensed by Patheon which is outside the scope of this MSA or a Project Agreement or the Services.

“Patheon Intellectual Property” means, (i) Patheon Background IP; and (ii) all Intellectual Property generated by or licensed to Patheon as a consequence of performing the Services which is not Arising Client Intellectual Property.

9.2
For the term of the applicable Project Agreement, Client hereby grants to Patheon, a non-exclusive, fully paid-up, royalty-free, non-transferable license to Client’s Intellectual Property and Arising Client Intellectual Property that is reasonably necessary for Patheon or its Third-Party Subcontractors to perform the Services.  Any license granted by Client to Patheon will be terminated upon the earlier of expiration, completion or termination of the applicable Project Agreement.

9.3
All Arising Client Intellectual Property will be the exclusive property of Client.  At Client’s request and cost, Patheon will take any reasonable action and execute any documentation that is reasonably required, and will procure the same from any relevant third party in Patheon’s control, to give full effect to the ownership of Arising Client Intellectual Property.

9.4	All Patheon Intellectual Property will be the exclusive property of Patheon.

9.5
Unless otherwise agreed in a separate license agreement or Project Agreement, Patheon hereby grants to Client a non-exclusive, fully paid-up, royalty-free, non-sublicensable and non-transferable), irrevocable (except in the case of breach), irrevocable  license to the Patheon Intellectual Property if Patheon Intellectual Property is incorporated into a Deliverable under a Project Agreement so that Client can use, sell, offer for sale, import, export or otherwise exploit or dispose of the Deliverable (the “License”).  The License does not apply to Patheon Intellectual Property generally employed in the operation of any Facility or equipment, including designs, specifications, and standards operating procedures in connection with the operation of any Facility or equipment.

9.6	Client acknowledges that nothing in this MSA or a Project Agreement will restrict Patheon from Patheon Intellectual Property, in performing Services for other clients or on its own behalf.

10.	AUDIT:

Client will have a right of access to the Facility solely for the purpose of conducting a quality audit in accordance with the applicable Quality Agreement. All visits will be during Patheon’s normal business hours on weekdays and conducted consistent with Patheon’s policies and procedures, and in a manner that does not unreasonably interfere with Services or normal business activities.  Audits performed in addition to the scope agreed in the applicable Quality Agreement, will be charged [***], except that this fee will not apply to “for cause” audits.

11.	WARRANTIES:

11.1
Authority.  Each Party covenants, represents, and warrants that it has the full right and authority to enter into this MSA and that it is not aware of any impediment that would inhibit its ability to perform its obligations under this MSA.

11.2	Client Warranties. Client covenants, represents, and warrants that:

(a)
on receipt by Patheon, the Client-Supplied Materials will conform to the specifications (as applicable) and will be adequately contained, packaged, and labelled in accordance with Applicable Laws and will conform to the affirmations of fact on the container; and

(b)	Client-Supplied Materials will be suitable for the intended use, not adulterated and free of Contaminants.

11.3	Patheon Warranties. Patheon covenants, represents, and warrants that:

(a)	it will perform the Services in accordance with the Performance Standards;

(b)	it will not in the performance of its obligations under this MSA use the services of any person it knows is debarred or suspended under 21 U.S.C. §335(a) or (b); and

(c)
it does not currently have, and it will not hire, as an officer or an employee any person whom it knows has been convicted of a felony under the laws of the United States for conduct relating to the regulation of any drug product under the United States Federal Food, Drug, and Cosmetic Act.

11.4
No Warranty.  NEITHER PARTY MAKES ANY NO WARRANTY OR CONDITION OF ANY KIND, EITHER EXPRESSED OR IMPLIED, BY FACT OR LAW, OTHER THAN THOSE EXPRESSLY SET OUT IN THIS MSA OR A PROJECT AGREEMENT.) PATHEON MAKES NO WARRANTY OR CONDITION THAT THE SERVICES WILL NOT INFRINGE ANY INTELLECTUAL PROPERTY RIGHT OF ANY THIRD PARTY OR OF FITNESS FOR A PARTICULAR PURPOSE NOR ANY WARRANTY OR CONDITION OF MERCHANTABILITY, AND AS IT PERTAINS TO DEVELOPMENT SERVICES, PATHEON MAKES NO WARRANTY FOR ANY PARTICULAR RESULTS FROM THE PERFORMANCE OF SERVICES UNDER THIS MSA OR A PROJECT AGREEMENT.

12.	INDEMNIFICATION, REMEDIES AND LIABILITY:

12.1
Indemnification by Client.  Subject to Sections 12.2 and 12.3, Client will defend and indemnify the Patheon Indemnitees from all third-party (other than Affiliates) actions, causes of action, subpoenas, costs (including reasonable legal fees), claims, damages, liabilities, and expenses (“Losses”) relating to or arising from:

(a)	the sale, distribution, or use of Clinical Trial Drug Product or Client-Supplied Materials whether as part of any clinical trial or for commercial sale;

(b)	personal injury to any employee of Patheon caused by Clinical Trial Drug Product or Client-Supplied Materials;

(c)	any misrepresentation, negligence or willful misconduct by Client Indemnitees;

(d)	any breach by Client of Client’s obligations or warranties under this MSA or a Project Agreement; or

(e)
any claim of infringement (a) of any third-party’s intellectual property rights in or by Clinical Trial Drug Product or Client-Supplied Materials, or (b) that is related to Patheon’s use of Client’s Intellectual Property (including any Arising Client Intellectual Property) to perform the Services.

This indemnity will not apply to the extent that these Losses are those for which Patheon is obliged to indemnify Client Indemnitees under Section 12.2.

12.2	Indemnification by Patheon. Subject to Sections 12.1 and 12.3, Patheon will defend and indemnify Client Indemnitees from all Losses relating to or arising from:

(a)	any misrepresentation, negligence, or willful misconduct by the Patheon Indemnitees in the performance of the Services;

(b)	the breach by Patheon of any of its obligations or warranties under this MSA or a Project Agreement; or

(c)	solely for Clinical Trial Services, any claim of infringement of any third party’s intellectual property rights in or by Patheon’s Intellectual Property that is used to perform the Services.

This indemnity will not apply to the extent that these Losses are those for which Client is obliged to indemnify the Patheon Indemnitees under Section 12.1.

12.3
Indemnification Procedure.  If a claim occurs under Section 12.1 or 12.2, the indemnified Party will: (a) promptly notify the indemnifying Party of the claim; (b) use commercially reasonable efforts to mitigate the effects of the claim; (c) reasonably cooperate with the indemnifying Party in the defense of the claim; and (d) permit the indemnifying Party to control the defense and settlement of the claim, all at the indemnifying Party’s cost and expense.

12.4
Claims. Services will be considered “Deficient Services” if Patheon fails to comply with the applicable Performance Standards.  Client will have a “Claim” for Deficient Services only.  Any disagreement between the Parties as to whether a Claim or Deficient Services exists will be handled in accordance with Section 13.4.

12.5	Remedies. Subject to Section 12.4, if Patheon performs Deficient Services, then Client’s sole remedy whether in contract, tort, equity or otherwise will be to request Patheon to:

(a)
repeat that part of the Services that are Deficient Services at Patheon’s cost as soon as reasonably practicable taking into consideration Patheon’s existing commitments, except that Client will supply Excluded Materials at Client’s cost;

(b)	Reserved.

(c)	credit any Fees paid by Client for Deficient Services.

12.6
Indirect/Consequential Loss. EXCEPT FOR BREACH OF THE CONFIDENTIALITY AGREEMENT AS INCORPORATED BY SECTION 8 AND EITHER PARTY’S OBLIGATION TO INDEMNIFY FOR IP INFRINGEMENT AS SET FORTH IN SECTION 12.1 AND 12.2,  UNDER NO CIRCUMSTANCES WILL EITHER PARTY BE LIABLE TO THE OTHER IN CONTRACT, TORT, NEGLIGENCE, BREACH OF STATUTORY DUTY OR OTHERWISE FOR (A) ANY (DIRECT OR INDIRECT) DELAY, PENALTY, LOSS OF PROFITS, WASTED EXPENDITURE, OF PRODUCTION, OF ANTICIPATED SAVINGS, OF BUSINESS, OF GOODWILL OR OF USE OF PRODUCT OR COSTS OF ANY SUBSTITUTE SERVICES OR (B) ANY OTHER LIABILITY, DAMAGE, COST OR EXPENSE OF ANY KIND INCURRED BY THE OTHER PARTY OF AN INDIRECT OR CONSEQUENTIAL NATURE, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF THESE DAMAGES.

12.7
Limitation of Liability.  Subject to any limitations set out in the Development Schedule, Patheon Patheon’s total liability under any Project Agreement in contract, tort, equity, negligence, breach of statutory duty or otherwise will not exceed the amount of [***]. This limit will not apply if and to the extent that the liability arises from the gross negligence or wilful misconduct of Patheon.

12.8	Nothing in this MSA or Project Agreement is intended to limit either Party’s liability for: (a) death or personal injury caused by its negligence or (b) fraud or fraudulent misrepresentation.

13.	MISCELLANEOUS:

13.1	Assignment and Subcontracting.

(a)
Neither this MSA nor a Project Agreement, nor any of either Party’s rights or obligations hereunder, may be assigned, novated or otherwise transferred by either Party without the prior written consent of the other Party, this consent not to be unreasonably withheld or delayed.  But either Party may, upon written notification to the other Party, assign, in whole or part, its rights and obligations under this MSA or a Project Agreement to an Affiliate or, in connection with a merger, consolidation or sale of substantially all of the business to which this MSA or a Project Agreement relates, to an unrelated third party.

(b)
Patheon may subcontract the Services hereunder to an Affiliate as specified in the Project Agreement or arrange for any of its Affiliates to perform specific Services under a Project Agreement with Cient’s prior written consent.  Client agrees that Patheon will remain exclusively liable to Client for any breach of a Project Agreement or negligence by its Affiliates in the course of performing Services. Patheon may also arrange for Third-Party Subcontractors to perform specific Services under a Project Agreement with Client’s advance, written consent or at Client’s written Client’s request.  Patheon’s liability for Third-Party Subcontractors will remain subject to all limitations on Patheon’s liability as set out in this MSA.

(c)
Patheon will have no liability arising from the performance of Services by Third-Party Subcontractors: (i) that are chosen or requested by Client; (ii) that were not validated or used by Patheon before the date of a Project Agreement; or (iii) to the extent the Third-Party Subcontractor is following the direct instructions of Client.

13.2	Anti-Bribery. The Parties agree:

(a)	to comply with all Applicable Laws, statutes and regulations relating to anti-bribery and anti-corruption including the U.S. Foreign Corrupt Practices Act and the UK Bribery Act;

(b)
to have and maintain in place throughout the Term their own policies and procedures to ensure compliance with the U.S. Foreign Corrupt Practices Act and the UK Bribery Act (and to provide a copy to the other Party on request) and will appropriately enforce those policies and procedures including providing training;

(c)
that no employee, contractor, supplier, agent, broker, or entity will offer or pay anything of value to a public or private official intending to influence or induce an official act or decision or to obtain an improper advantage; and

(d)
that a breach of this Section will be considered a material breach of this MSA and the aggrieved Party will have the right to terminate this MSA and any Project Agreement, without any liability to the other Party.

13.3
Choice of Law.  This MSA and any Project Agreement and any dispute or claim (including non-contractual disputes or claims) arising out of or in connection with it or its subject matter or formation is governed by the laws of Delaware without regard to any conflicts-of-law principle that directs the application to another jurisdiction’s law.  The Parties hereby submit to the exclusive jurisdiction of the courts in Delaware. The Parties further expressly agree that the UN Convention on Contracts for the International Sale of Goods will not apply to this MSA or any Project Agreement.

13.4	Dispute Resolution.

(a)
If any dispute arises out of this MSA or any Project Agreement, the Parties will first try to resolve it amicably.  Upon receipt of written notice of a dispute, the Parties agree to use commercially reasonable efforts, including engagement of senior management as necessary, to resolve the dispute on or before [***].

(b)
If the Parties are unable to resolve the dispute, then after [***] the Parties agree to enter into mediation in good faith to settle the dispute and will do so in accordance with the CEDR Model Mediation Procedure. Unless otherwise agreed between the Parties on or before [***] after the initial written notice of the dispute, the mediator will be nominated by CEDR.

(c)
Except where proceedings are required for the purpose of equitable relief or to preserve a Party’s legal position pending the outcome of negotiation or mediation, neither Party may commence any court proceedings in relation to a dispute until the required mediation has ended without resolving that dispute or a Party fails to participate in that mediation. Where a Party decides not to take part in mediation in contravention of this Section, it will send written notice of that decision to the other Party.

(d)
Technical Disputes. If a dispute arises between the Parties that is exclusively related to technical aspects of the Services (a “Technical Dispute”), the Parties will use all reasonable efforts to resolve the dispute by amicable negotiations as provided in Section 13.4(a) above.  If the Parties are unable to resolve a Technical Dispute by negotiation, the Technical Dispute will, at the written request of either Party, be referred to an expert for determination in the following manner:

(i)
On or before [***] after the written request, the Parties will appoint a single agreed expert with experience and expertise in the subject matter of the dispute.  The expert’s decision regarding the Technical Dispute will, except for fraud or manifest error or where an unapproved conflict of interest is discovered, be final and binding upon the Parties.

(ii)
The Parties will require the expert to provide an opinion on each referred issue in accordance with the expert’s timelines. Each Party will provide the expert with all the evidence and information within their respective possession or control as the expert may reasonably request, which they will disclose promptly and on or before five business days of a written request from the expert to do so. The Parties will always co-operate and seek to narrow and limit the issues to be determined.

(iii)
Each Party will bear its own costs for any matter referred to an expert and in the absence of express agreement to the contrary, the costs and expenses of the expert will be shared equally by the Parties.

13.5
Force Majeure.  Neither Party will be responsible for delay or failure in performance resulting from a Force Majeure event. Should the Force Majeure event last for more than [***], either Party may terminate the impacted Project Agreement by prior written notice to the other.

13.6
Notices.  Any notice required or permitted to be given hereunder by either Party must be in writing and will be considered effectively given or delivered: (a) on the date delivered if delivered personally, (b) on the [***] after the date sent if sent by recognized overnight courier, or (c) on the [***] after the date deposited if mailed by certified mail, return receipt requested, postage prepaid. All notices to each Party will be sent to the address for that Party set forth in the applicable Project Agreement.  If no address is provided in the Project Agreement, then notices will be sent to the address of each Party set forth in the preamble on page 1 of this MSA.

13.7
Survival.  Any termination or expiration of this MSA or a Project Agreement will not affect any outstanding obligations or undisputed payments or disputed payments due hereunder before the termination or expiration, nor will it prejudice any other remedies that the Parties may have under this MSA or Project Agreement. The following will survive the expiration or termination of this MSA or a Project Agreement in accordance with their terms: Section 5 – Supply of Materials, Section 7 – Term and Termination, Section 8 – Confidentiality, Section 9 – Intellectual Property, Section 11 – Warranties and Section 12 – Indemnification, Remedies and Liability.

13.8
Independent Contractors.  The Parties are independent contractors and this MSA, or a Project Agreement will not be construed to create between Patheon and Client any other relationship such as, for example only, that of employer-employee, principal, agent, joint-venturer, co-partners, or any similar relationship.

13.9
Insurance.  Each Party will maintain during the term of the applicable Project Agreement general liability and product liability insurance which is sufficient to cover their respective liability and obligations under the applicable Project Agreement with insurers rated A- or better by A.M. Best through the term of this MSA and for three years after that.  Either Party will provide valid evidence of this insurance upon the request of the other Party.

(a)
Development Services Insurance: Before the commencement of a clinical trial, Client will, at a minimum, obtain and maintain at its sole cost and expense insurance, including products liability insurance and completed operations for human clinical trials with limits of at least [***] (or its foreign currency equivalent).

(b)	Reserved.

(c)
All insurance policies satisfying this provision will name the Patheon Affiliate entering this MSA and its parents, subsidiaries and Affiliates as an additional insured if this additional insured language is customary in the territory.  Client’s insurance will be primary over Patheon’s insurance for product liability and Client’s insurance policies will not be construed to limit Client’s liability or obligations.  Either Party will give at least [***] prior written notice of the lapse or termination of this insurance.

13.10
Capital Agreement. If applicable, the Parties may enter into a separate agreement that addresses the rights and responsibilities of the Parties regarding equipment and Facility modifications necessary to provide Services.

13.11	Data Privacy Agreement. If applicable for the Services, the Parties will enter into a separate agreement that addresses obligations regarding personal data or health information.

13.12
Entire Agreement.  This MSA together with any Project Agreements, Quality Agreements, and any other agreements that are executed hereunder, are the complete agreement between the Parties for this subject matter and supersedes all other prior agreements, representations and understandings, whether written or oral.  Except as otherwise provided in this MSA, any modifications, amendment, or supplement to this MSA or any Project Agreement must be in writing and signed by authorized representatives of the Parties.

13.13
Severability.  If any provision of this MSA or any Project Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, that determination will not impair or affect the validity, legality, or enforceability of the remaining provisions, because each provision is separate, severable, and distinct.

13.14
Counterparts & “pdf”.  This MSA or any Project Agreement may be executed in two or more counterparts, by original or electronic (including “pdf”) signature, each of which will be considered an original, but all of which together will constitute one and the same instrument.

13.15
Construction.  Except where the context otherwise requires, wherever used, the singular will include the plural, the plural the singular, and the word “or” is used in the inclusive sense (and/or).  The term “including” as used herein will mean including, without limiting the generality of any description preceding that term.

13.16
No Third-Party Benefit or Right.  Nothing in this MSA or any Project Agreement will confer or be construed as conferring on any third party, other than a Patheon’s Affiliate performing Services hereunder, any benefit or the right to enforce any express or implied term of this MSA or Project Agreement.  The rights of the Parties to terminate, rescind or agree on any variation, waiver or settlement under this MSA or any Project Agreement are not subject to the consent of any other person.

13.17
Waiver.  Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this MSA, nor the failure of any of the Parties, on one or more occasions, to enforce any of the provisions of this MSA or to exercise any right or privilege hereunder will thereafter be construed as a waiver of any subsequent breach or default of a similar nature, or as a waiver of any of the provisions, rights, or privileges hereunder.

13.18
Embargoed Countries.  Patheon will not support distribution, regulatory or quality services (including site inspections) with respect to Services to the government of embargoed countries, as defined in the Thermo Fisher Scientific GTC Controls Policy as may be updated from time to time.

13.19	Binding Effect. This MSA will apply to, inure to the benefit of and be binding upon the Parties and upon their respective successors and permitted assigns.

IN WITNESS WHEREOF, this MSA has been executed and delivered by the Parties by their duly authorized representatives as of the Effective Date.

Fisher Clinical Services Inc.		Remix Therapeutics Inc.

By:	/s/ Jose Alvarez	By:	/s/ Heather Wasserman
Name:	Jose Alvarez	Name:	Heather Wasserman
Title:	General Manager	Title:	CBO/COO

DEFINITIONS APPENDIX

“Affiliate” means, for (i) Client, any entity that controls, is controlled by or is under common control with Client, and (ii) Patheon, any entity that controls, is controlled by or is under common control with Patheon. For purposes of this definition only, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities or by contract relating to voting rights or corporate governance, or (b) to own, directly or indirectly, more than 50% of the outstanding voting securities or other ownership interest of the entity.

“Applicable Laws” means: (i) for Patheon’s obligations, the Laws applicable to the performance of the Clinical Trials Services in all jurisdiction(s) where any of the Services are performed; and (ii) for Client’s obligations, the Laws applicable in all jurisdictions where Product is manufactured, distributed, and marketed.

  “cGMP” means current good manufacturing practices according to the United States Food and Drug Administration and European Medicines Agency together with applicable rules and guidance documents issued by the applicable Regulatory Authority pertaining to manufacturing and quality control practice, all as updated, amended and revised from time to time in each case as applicable in the country where the Facility is located.

“Client Indemnitees” means collectively Client or any of its Affiliates and their respective directors, officers, employees, and agents.

“Client-Supplied Materials” means any materials as specified in the Project Agreement to be procured on behalf of or provided by Client to Patheon.

“CAM” means clinical ancillary materials supplied by or on behalf of Client to Patheon or sourced by Patheon on behalf of Client (under a separate agreement for sourcing services) to be used in performance of Clinical Trial Services.

“Clinical Supply Optimization Services” means project management for the strategic design and initiation phases for coordination of clinical supplies.

“Clinical Trial Drug Product” means active drug products, active pharmaceutical ingredients, placebos, comparators, or other items supplied by or on behalf of Client to Patheon or sourced by Patheon on behalf of Client (under a separate agreement for sourcing services) to be used in performance of Clinical Trial Services.

“Clinical Trial Services” includes (i) Clinical Supply Optimization Services, (ii) certain clinical manufacturing, (iii) clinical primary packaging, (iv) clinical secondary packaging, (v) clinical label generation and labeling, (vi) storage of Materials or Product, (vii) clinical distribution (e.g., project management, pick and pack), (viii) qualified person certification, (ix) returns management, (x) destruction of Product, (xi) sourcing of CAM on behalf of Client, (xii) and the sourcing of comparators on behalf of Client for use in clinical trials.

“Contaminants” means any adventitious agent including noxious or toxic agents, infectious agents, including any microbiological or viral agents of infection (e.g., bacteria, fungae, mycoplasmas, prions, and viruses) or corrosive agents.

“Costs” means the cost of all Materials, capital expenditures and third-party services or expenses, including any applicable handling fee, provided, procured, or incurred by Patheon on behalf of Client.

“Facility” means the facility where the Services are being performed.

“Fees” means the amounts to be charged by Patheon to Client as set forth in the applicable Project Agreement for performing the Services.  Fees do not include Costs.

“Force Majeure” means the delay or failure in performance resulting from acts beyond the reasonable control and without the fault or negligence of the Party, including, strikes or other labor disturbances, lockouts, quarantines, communicable disease outbreaks, riots, wars, acts of terrorism, fires, floods, storms, interruption of or delay in transportation, defective equipment, lack of or inability to obtain fuel, power or components or compliance with any order or regulation of any government entity.

“Instructions” means Client’s written instructions agreed and accepted by Patheon.

“Laws” means all laws, statutes, ordinances, regulations, rules, by-laws, judgments, decrees, or orders of any Regulatory Authority.

“Materials” means all supplies needed to complete the Services including CAM, Clinical Trial Drug Product, starting materials, excipients, raw materials, master cell banks, process consumables, vials, stoppers, syringes, media, feed, resins, reagents, dedicated tooling, labeling, and primary and secondary packaging materials and special or long-lead time materials.  Materials includes Patheon-Supplied Materials and Client-supplied Materials.

“Performance Standards” means the performance standards as defined in the Development Schedule, as applicable.

“Patheon” means the Thermo Fisher Scientific Inc. entity, within the global network of service sites providing Pharma Services (as designated by Thermo Fisher Scientific Inc.), which enters into the applicable Project Agreement.

“Patheon Indemnitees” means collectively, Patheon, its Affiliates and their respective directors, officers, employees, and agents.

“Patheon-Supplied Materials” means any Materials to be sourced by Patheon on behalf of Client to perform the Services.

“Price” means the Fees and the Costs to be charged by Patheon as set forth in each Project Agreement.

“Project Agreement” means a separate signed document, entered into by Patheon or Patheon’s Affiliate and Client or Client’s Affiliate containing a description of the Services, the Price assumptions,  and the specific technical, pricing, and supplementary legal terms (if any) for a particular project and may be variously referred to as a work order, scope of work (SOW), change of scope (COS), work statement, Project Agreement, product agreement, project proposal, proposal, product addendum, quotation, or a similar term.

“Quality Agreement” means a detailed document specifying the quality and regulatory procedures and responsibilities of the Parties with respect to the Services applicable to the Development Schedule.

“Regulatory Authority” means any governmental or regulatory authority, department, body or agency or any court, tribunal, bureau, commission, or other similar body, whether federal, state, provincial, county, or municipal, with competent jurisdiction over a Party, the Services, or the relevant Clinical Trial Drug Product (or its use).

“Remaining Materials” means Materials or works in process at the Facility which have not been used or are otherwise not required to perform Services by Patheon under this MSA or any Project Agreement.

“Services” shall mean Clinical Trial Services, as further set out in the applicable Project Agreement.

“Third-Party Subcontractors” means any non-Affiliate third-party subcontractor used in the performance of the Services.

DEVELOPMENT SCHEDULE
DEVELOPMENT SERVICES

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